Exhibit 3.3

ARTICLES OF INCORPORATION

OF

MORRIS PUBLISHING FINANCE CO.

ARTICLE I.

The name of the corporation is “MORRIS PUBLISHING FINANCE CO.” (the “Corporation”).

ARTICLE II.

The Corporation shall have authority to issue not more than One Thousand (1,000) shares of common stock having no par value that together have unlimited voting rights and that together are entitled to receive the net assets of the Corporation upon dissolution.

ARTICLE III.

The address of the initial registered office of the Corporation shall be 801 Broad Street, Seventh Floor, Augusta, Richmond County, Georgia 30901, and the initial Registered Agent of the Corporation at such address shall be David E. Hudson.

ARTICLE IV.

The name and address of the Incorporator is John B. West, Hull, Towill, Norman, Barrett & Salley, P.C., P. O. Box 1564, Augusta, Georgia 30903-1564.

ARTICLE V.

The mailing address of the principal office of the Corporation is 725 Broad Street, Augusta, Georgia 30901.

IN WITNESS WHEREOF, the undersigned Incorporator has executed these Articles of Incorporation this                      day of July, 2003.

MORRIS PUBLISHING FINANCE CO.

/s/

By:	John B. West
As its: Incorporator